U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         (Last)   Russell           (First) William         (Middle)
         (Street) 1725 Bascom Ave, Suite 100
         (City)   Campbell          (State)  CA             (Zip)    95008

2.       Date of Event Requiring Statement (Month/Day/Year)       August 6, 1999

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Issuer Name and Ticker or Trading Symbol        Transnational Financial
                                                           Network, Inc. TFN

5.       Relationship of Reporting Person to Issuer

           (Check all applicable)

         ( X )    Director                        (   )    10% Owner
         (   )    Officer (give title below)      (   )    Other (specify below)




6.       If Amendment, Date of Original  (Month/Year)

7.       Individual or Joint/Group Filing    (Check applicable line)

         ( X )    Form Filed by One Reporting Person

         (   )    Form Filed by More than One Reporting Person

         Table I  -- Non-Derivative Securities Beneficially Owned

1.       Title of Security                2. Amount of Securities      3. Ownership Form:        4. Nature of Indirect Beneficial
         (Instr. 4 )                      Beneficially Owned           Direct (D) or                Ownership (Instr. 5)
                                            (Instr. 4)                 Indirect (I)
                                                                       (Instr.  5)
Common Stock                            347,586                   D


 * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                             Table  II  --  Derivative  Securities  Beneficially
                        Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of          2. Date Exer-               3. Title and Amount of    4. Conver-     5.Owner-    6.Nature of Indirect
Derivative Security  cisable and                 Securities Underlying     sion or          ship        Beneficial Ownership
(Instr. 4)           Expiration                  Derivative Security       Exercise         Form of     (Instr. 5)
                     Date                        (Instr. 4)                Price of         Deriv-
                     (Month/Day/                                           Deriv-           ative
                     Year)                                                 ative            Security:
                                                           Amount          Security
                     Date      Expir-                        or            Direct (D)
                     Exer-     tion              Title     Number          or Indirect (I)
                     cisable   Date                          of            (Instr. 5)
                                                           Shares







Explanation of Responses:


/s/ William Russell                                          September 13, 1999
         **Signature of Reporting {Person)                   Date

**       Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

         See 18 U.S.C.     1001 and 15 U.S.C.    78(ff)(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

         Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b) (4) of Regulation S-T.





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